UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2007

GLOBAL EMPLOYMENT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51737	43-2069359
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10375 Park Meadows Drive, Suite 375 Lone Tree, Colorado	80124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 216-9500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Global Employment Holdings, Inc. (“Global”) received a letter on October 25, 2007 from a security holder in our convertible notes and preferred stock alleging that we have breached a covenant in the purchase agreements pursuant to which the security holder purchased the securities, and that the breach is a default under the terms of the convertible notes and the preferred stock. The agreements provide for a fifteen day cure period, during which the security holder agreed to extend the cure period to November 19, 2007.

The alleged breach arises from our February 28, 2007 agreement with the holders of our convertible notes and preferred stock. In the February agreement the security holders granted the consents needed for us to acquire the Career Blazers business and replace our senior credit facility in exchange for our agreement to conduct a $5 million common stock offering that was required to close by September 30, 2007. The February agreement provided that if we were unable to close such an offering after making a good faith attempt to do so, we must sell $3 million of common stock to three stand-by purchasers or their designees on September 30. We conducted the offering in good faith as required by the February agreement. After receiving a market valuation of the offering, a special committee of our board, which excluded Mr. Gwirtsman and Mr. Brill because they were two of the stand-by purchasers, concluded that the offering was not in the best interests of Global or our stockholders. Accordingly, the stand-by purchasers and their designees purchased $3 million of our common stock, including warrants, as required by the February agreement at $1.50 per share effective September 30, 2007.

The security holder asserts that the right of first offer provision in the purchase agreements signed in connection with our March 31, 2006 recapitalization applies to the stand-by purchase, and that it should have been offered the right to participate pro-rata in the stand-by purchase. Under the terms of the convertible notes and the preferred stock, a holder has the right to require us to redeem its securities at a premium if we breach a covenant in the purchase agreements and do not cure the breach within fifteen days. The security holder has threatened to seek specific performance of the right of first offer or redemption of its notes and preferred stock if we do not make an offer to the convertible noteholders and preferred stockholders to participate in the stand-by purchase. We have responded to the security holder that while the right of first refusal did apply to the $5 million offering required by the February agreement (and we complied therewith), it did not apply to the stand-by purchase, which was a specifically negotiated penalty obligation in the event that the $5 million offering was unsuccessful.

We have responded to the security holder that we believe the allegation is without merit, although we cannot assure that a court would agree with us. An adverse decision could require us to redeem some or all of our convertible notes and preferred stock at a premium, which would have a material adverse effect on our financial condition, or to sell up to 2 million shares of common stock to the holders of our convertible notes and preferred stock at $1.50 per share, which could have a dilutive effect on our stockholders. Additionally, should a default under these security agreements be affirmed, it could also trigger a cross default under our senior credit and security agreement which could require us to prepay our revolving line of credit and term note, which would have a material adverse effect on our financial condition.

As of the date of this filing, the security holder has taken no other actions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL EMPLOYMENT HOLDINGS, INC.

Date: November 26, 2007

By: /s/ Dan Hollenbach
Dan Hollenbach
Chief Financial Officer